Exhibit 23.03

Consent of Independent Registered Public Accounting Firm

The Board of Directors

SUPERVALU INC.:

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 of SUPERVALU INC. of our reports dated May 6, 2005, with respect to the consolidated balance sheets of SUPERVALU INC. and subsidiaries as of February 26, 2005 and February 28, 2004, and the related consolidated statements of earnings, cash flows, and stockholders’ equity for each of the fiscal years in the three-year period ended February 26, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of February 26, 2005, and the effectiveness of internal control over financial reporting as of February 26, 2005, which reports appear in the February 26, 2005, annual report on Form 10-K of SUPERVALU INC. In addition, we consent to the reference to our firm under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement on Form S-4 of SUPERVALU INC.

Our report dated May 6, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of February 26, 2005, contains an explanatory paragraph that states the scope of management’s assessment of the effectiveness of internal control over financial reporting excludes Total Logistics, Inc., a business acquired by the Company in February 2005. Our audit of internal control over financial reporting of SUPERVALU INC. and subsidiaries also excluded an evaluation of the internal control over financial reporting of Total Logistics, Inc.

/s/ KPMG LLP

Minneapolis, Minnesota

April 18, 2006